Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-127234, 333-168501, 333-190976 and 333-190977) pertaining to the Stock Option Plan and Employee Savings and Investment Plans of Federal Signal Corporation of our report dated March 15, 2013, with respect to the consolidated financial statements and schedule of Federal Signal Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP
Chicago, Illinois
March 2, 2015